Exhibit (99.1)

EASTMAN KODAK COMPANY

Financial Media Contacts:
David Lanzillo, Kodak, +1 585-781-5481, david.lanzillo@kodak.com
Gerard Meuchner, Kodak, +1 585-724-4513, gerard.meuchner@kodak.com

Investor Relations Contacts:
Angela Nash, Kodak, +1 585-724-0982, angela.nash@kodak.com
Sandra Rowland, Kodak, +1 585-724-5147, sandra.rowland@kodak.com

ITC Commission Issues Favorable Ruling in Kodak Patent Case Against Apple and RIM

ROCHESTER, N.Y., June 30 -- Eastman Kodak Company (NYSE:EK) today announced that in response to the company’s request, the U.S. International Trade Commission (ITC) modified key findings of an ITC judge’s initial recommendation in Kodak’s patent infringement claim against Apple and Research In Motion (RIM). The Commission extended the target date for a final ruling until August 30.
In support of Kodak, the Commission modified the following key findings:

•	Kodak appealed the meaning of the patent term “at least three different colors.” The Commission agreed with Kodak that all of Apple and RIM's accused phones infringe this term.

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Kodak appealed the meaning of the patent terms “motion processor” and “still processor.”  The Commission revised the judge’s interpretations and instructed him to make a new recommendation based on the revision.

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Kodak appealed the meaning of the patent term “initiating capture.”  The Commission agreed with Kodak that RIM’s accused phones and certain Apple phones infringe this term. With respect to other Apple phones, the Commission instructed the judge to reconsider his recommendation.

•	Kodak appealed the judge's invalidity ruling. The Commission sent the issue back to the judge for reconsideration in view of the revised meaning of the patent terms.

•	The Commission affirmed other determinations favorable to Kodak, including the enforceability of the patent, and the existence of domestic industry.

 “We are gratified that the Commission has decided to modify in our favor the judge’s initial recommendation,” said Laura G. Quatela, General Counsel, Chief Intellectual Property Officer and Senior Vice President, Eastman Kodak Company. “As we have said from the start, we remain extremely confident this case will ultimately conclude in Kodak’s favor.”
The patent at issue relates to a method invented by Kodak for previewing images. This particular patent was validated by the U.S. Patent and Trademark Office in December 2010.  Kodak has licensed its imaging patents, including the one at issue in the case currently before the ITC, to numerous leading technology companies including: LG, MEI/Panasonic, Motorola, Nokia, Olympus, Samsung, Sanyo, Sharp, Sony, and Sony Ericsson.
Kodak initially filed an ITC complaint against Apple and RIM on January 14, 2010, asserting that Apple’s iPhones and RIM’s camera-enabled Blackberry devices infringe a Kodak patent covering technology related to a method for previewing images. Kodak also has federal court actions pending against RIM and Apple in the Northern District of Texas and in the Western District of New York, where this same issue and additional infringement claims will be adjudicated. Kodak is proceeding with these actions, with the Texas case scheduled to begin on August 1, 2011.

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About Kodak

As the world's foremost imaging innovator, Kodak helps consumers, businesses, and creative professionals unleash the power of pictures and printing to enrich their lives.

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2011